Exhibit 99.1

SPI Energy Announces Settlement Agreement with SINSIN

MCCLELLAN PARK, CA / January 10, 2025 / SPI Energy Co., Ltd., (NASDAQ: SPI) (the "Company"), a global renewable energy company and provider of solar storage solutions for business, residential, government, logistics and utility customers, today announced that it has entered into a settlement agreement (the “Settlement Agreement”) with SINSIN Europe Solar Asset Limited Partnership and SINSIN Solar Capital Limited Partnership (collectively, “SINSIN”), resolving all disputes arising from a share sale and purchase agreement dated September 6, 2014.

Under the Settlement Agreement, the Company will pay a total of €45 million in three installments to SINSIN as full and final settlement of all claims related to the dispute. The payments will include the release of €33,052,852 from the accumulated bank deposits of the Company’s four Greek SPVs and subsequent payments of €5,001,148 and €6,946,000 within three and five months, respectively, of the effective date.

The dispute involved SINSIN Renewable Investment Limited (“SRIL”) and its four Greek SPVs, which collectively own and operate photovoltaic parks in Greece with a total capacity of 26.57 MW. As part of the Settlement Agreement, SINSIN has agreed to release all pledges on the shares of the four Greek SPVs and dismiss, with prejudice, all associated legal proceedings in the United States, Greece, and Malta following full payment of the settlement amount.

Upon full performance of the Settlement Agreement, the eight solar projects under SRIL will be re-consolidated into the Company’s portfolio. These projects, which were deconsolidated in 2017, are expected to generate annual revenue of approximately €8–10 million. This reintegration will significantly enhance the Company’s renewable energy portfolio, which currently includes 17.51 MW of solar projects, more than doubling its total capacity.

“This settlement marks a major milestone for the Company, bringing an end to long-standing litigation while significantly strengthening our renewable energy portfolio,” said Xiaofeng Peng, the CEO of the Company. “The resolution not only reduces financial uncertainty but also positions us for future growth with the reintegration of the Greek SPVs. These projects will provide substantial revenue contributions and align with our commitment to expanding sustainable energy solutions.”

The Company believes the settlement represents a favorable outcome, resolving the dispute at a lower cost than originally anticipated and enhancing its long-term financial and strategic stability, allowing it to focus on its long-term strategic goals and operational growth.

About SPI Energy Co., Ltd.

SPI Energy Co., Ltd. (NASDAQ: SPI) is a global renewable energy company and provider of solar, storage solutions that was founded in 2006 in Roseville, California and is headquartered in McClellan Park, California.

The Company comprises the following core divisions: (a) SPI Solar commercial & utility solar business develops and provides a full spectrum of EPC services to third party project developers. (b) Orange Power business owns and operates solar projects that sell electricity to the grid in multiple regions, including the U.S., U.K., and Europe. (c) SolarJuice is a leader in renewable energy system solutions for residential and small commercial markets with solar wholesale distribution business in Australia, and residential solar and roofing installation business in California. SolarJuice also manufactures solar cells and modules in United States under the Solar4America brand. (d) SEM Wafertech develops American solar wafer manufacturing at Sumter, SC.

SPI maintains global operations in North America, Australia, Asia and Europe and is also targeting strategic investment opportunities in fast growing green energy industries such as battery storage, charging stations, and others which leverage the Company's expertise and substantial solar cash flow.

For more information on SPI Energy and its subsidiaries, the Company recommends that stockholders, investors and any other interested parties read the Company's public filings and press releases available under the Investor Relations section at or available at www.sec.gov.

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Forward-Looking Statements

Certain information contained in this report consists of forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks, uncertainties and assumptions that are difficult to predict. Words such as “will,” “would,” “may,” “intends,” “potential,” and similar expressions, or the use of future tense, identify forward-looking statements, but their absence does not mean that a statement is not forward-looking. Such forward-looking statements are not guarantees of performance and actual actions or events could differ materially from those contained in such statements. For example, there can be no assurance that the Company will regain compliance with the Listing Rule 5550(a)(2) or the Filing Rule during any compliance period or in the future, or otherwise meet Nasdaq compliance standards, that the Company will be eligible for an additional compliance period, or that Nasdaq will grant the Company any relief from delisting as necessary or that the Company can ultimately meet applicable Nasdaq requirements for any such relief. The forward-looking statements contained in this report speak only as of the date of this report and the Company undertakes no obligation to publicly update any forward-looking statements to reflect changes in information, events or circumstances after the date of this report, unless required by law.

Contact:

SPI Energy Co., Ltd.
IR Department
Email: ir@spigroups.com

Dave Gentry
RedChip Companies, Inc.
Phone:(407) 491-4498
SPI@redchip.com

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